CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 13, 2000, relating to the financial statements and financial highlights which appear in the August 31, 2000 Annual Report to Shareholders of Warburg, Pincus Municipal Bond Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/ Pricewaterhouse Coopers LLP
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    Pricewaterhouse Coopers LLP

    Two Commerce Square
    Philadelphia, Pennsylvania
    December 26, 2000